Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Employees’ Long-Term Incentive Plan of Williams Pipeline Partners L.P. and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the balance sheet of Williams Pipeline Partners L.P., the financial statements of Williams Pipeline Partners Predecessor, the balance sheet of Williams Pipeline GP LLC, and the consolidated financial statements of Northwest Pipeline GP, included in the Williams Pipeline Partners L.P. Annual Report (Form 10-K) for the year ended December 31, 2007, and the incorporation by reference therein of our reports dated September 7, 2007 with respect to the financial statements of Williams Pipelines Partners Predecessor, the balance sheet of Williams Pipeline Partners L.P., the balance sheet of Williams Pipeline GP LLC, and our report dated February 28, 2007 with respect to the financial statements of Northwest Pipeline Corporation included in the Registration Statement (Form S-1 No. 333-146015) and related prospectus of Williams Pipeline Partners L.P. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
April 11, 2008
Houston, TX